                                                  Micromem Technologies Inc.      Telephone: 416-364-6513

                                                                   777 Bay Street,Suite 1910                      Facsimile:  416-360-4034

                                                                   Toronto, ON  M5G 2C8                         www.micromeminc.com

Year End Financial Statements

Listing:    OTC-Bulletin Board – Symbol: “MMTIF”

Shares issued: 46,700,937 (as of March 21, 2003)

SEC File No: 0-26005

Toronto, Ontario: March 21, 2003 – Micromem Technologies Inc. is pleased to present its audited financial statements for the year ended October 31, 2002, together with the Company’s Annual Report on Form 20-F under the United States Securities Exchange Act of 1934 (containing the Management’s Discussion & Analysis), which were filed with SEDAR yesterday.  These documents may be viewed at www.sedar.com.

Information

For further information, please contact Mr. Joseph Fuda, C.E.O., at tel. 1-877-388-8930.  For information about Micromem please visit our web-site at: www.micromeminc.com.

Statements in this news release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new or existing products, capital resources and future financial results are forward-looking.  Forward-looking statements involve risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from those expressed.  These uncertainties and risks include changing consumer preferences, lack of success of new products, loss of the Company’s customers, competition and other factors discussed from time to time in the Company’s filings with the Securities & Exchange Commission.

No securities regulatory authority has approved or disapproved of this news release.